                                                                 Exhibit 10.13.3


                              SETTLEMENT AGREEMENT


      THIS SETTLEMENT AGREEMENT (the "Agreement") is made and entered into as of June 30, 1999, by and between RONALD L. BORNHUETTER ("Executive"), NAC RE CORPORATION, a Delaware corporation, and NAC REINSURANCE CORPORATION, a New York corporation (together, the "Company").

                              STATEMENT OF PURPOSE

      Executive has been employed by the Company under the terms of that certain Employment Agreement between Executive and the Company dated October 30, 1996 (the "Employment Agreement"). The Employment Agreement provides that Executive will be entitled to receive certain payments and benefits if his employment is terminated.

      Executive's employment with the Company ceased effective as of June 30, 1999. The Company and Executive wish to confirm in this Agreement that Executive has terminated his employment for Good Reason pursuant to Section 8(c) of the Employment Agreement and to specify the termination payments and other benefits that will be provided to Executive under the Employment Agreement and certain other documents, contracts and plans, as well as certain other consideration, and to settle in full all matters and claims, contractual and non-contractual, relating to Executive's employment with the Company.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

      1. RESIGNATION; RETIREMENT.

      Executive hereby resigns from his position as Chief Executive Officer of the Company and resigns his membership on the Board of Directors of the Company and his position as Chairman thereof, effective June 18, 1999. Executive agrees that he will resign from any and all offices and directorships of any and all affiliates of the Company promptly following the request of such Board of Directors. Effective as of June 30, 1999 (the "Termination Date"), Executive shall cease to be an employee of the Company or any affiliate. For the purposes of all Company benefit plans and programs, including, without limitation, the Supplemental Pension pursuant to Section 5 of the Employment Agreement, such termination of employment shall be treated as a retirement.

      2. TERMINATION PAYMENTS AND BENEFITS.

      Executive shall receive the following payments and benefits as a result of his termination of employment:

      (a) LUMP SUM CASH SEVERANCE. On or before July 15, 1999, the Company shall pay to Executive a lump sum cash severance payment and accrued bonus obligations in the aggregate amount of $4,659,812, representing the following:

       Amount pursuant to Section 8(b)(i)(B)                       $3,946,785
       of the Employment Agreement

       Annual Incentive Plan                                         $144,394

       Long-term Incentive Plan                                      $568,633

      (b) STOCK OPTIONS. All of Executive's currently outstanding stock options, listed on Exhibit A hereto, are fully vested and exercisable, have been converted into options to purchase the number of shares of common stock of XL Capital Ltd. ("XL") reflected in Exhibit A, and shall remain exercisable until the expiration of the exercise period provided in the applicable option agreement (but in no event beyond its maximum stated term), as provided in Exhibit A.

      (c) SUPPLEMENTAL PENSION. In accordance with Section 5 of the Employment Agreement, the Company shall pay to Executive $162,892 per year in equal monthly installments commencing August 1, 1999. Such benefit shall be paid to Executive for his lifetime and, following his death, 50% of such amount shall continue to be paid to his surviving spouse for her lifetime commencing on the first day of the month immediately after the date of Executive's death. Funding of the benefit under this Section 2(c) shall be provided through a "Rabbi Trust" established by the Company. The Company will maintain the assets of the trust at a level at least equal to the lump sum value of future payments, determined using the following accepted actuarial principles and assumptions: for mortality, the UP 1984 Mortality Table, and for interest, the applicable interest rate, as then in effect, used by the Pension Benefit Guaranty Corporation to value immediate annuities in connection with the termination of a single-employer plan under the Employee Retirement Income Security Act of 1974, as amended. To the extent the assets held in the trust exceed the foregoing lump sum value, the excess amount shall be returned to the Company or shall remain in the trust for the contingency of future increases in the lump sum value, as elected by the Company.

      (d) CONTINUATION OF MEDICAL, VISION AND DENTAL BENEFITS. The Company shall provide Executive and his spouse with medical, vision and dental benefits on the same basis as such benefits were provided prior to the Termination Date, by purchasing and maintaining equivalent medical, vision and dental coverage on Executive's behalf, for a period of 36 months commencing July 1, 1999. After July 2002, the Company shall use its best efforts to continue the eligibility of Executive and his spouse in its group insurance benefits; provided, however, that the costs of such benefits shall be borne by Executive.

      (e) CONTINUATION OF LIFE INSURANCE BENEFIT. Commencing July 1, 1999 and continuing until June 30, 2002, the Company shall maintain for the benefit of Executive life insurance coverage with an aggregate death value of $750,000. Commencing July 1, 2002, the Company shall purchase and maintain at its expense for the remainder of Executive's life, and for Executive's benefit, life insurance coverage having an aggregate death value of $100,000. Executive shall be the owner of and shall have the right to designate or change the beneficiary or beneficiaries of the insurance described in this Section 2(e), and such insurance shall be provided in a form whereby Executive may create an irrevocable trust as the owner of such insurance.

      (f) OTHER BENEFITS. Executive is a participant in the benefit plans listed in Exhibit B hereto. This Agreement shall not change the terms of such plans or the benefits earned by or due to Executive thereunder for services rendered to the Company through the Termination Date. The benefits earned by or due to Executive in accordance with the terms of such plans shall be paid or provided by the Company or such plans (as the case may be) when due (whether such due date is on, before or after the Termination Date), and full payments and provision of benefits shall discharge fully all obligations of the Company and such plans with respect to Executive's benefits under such plans. In addition, the Company shall pay to Executive a lump sum amount equal to $48,293.21 (the value of 19.5 vacation days based on six months of employment in 1999), payable in accordance with the Company's general practices for reimbursement for unpaid vacation days.

      3. TAX WITHHOLDING AND REPORTING.

      The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

      4. RELEASE OF THE COMPANY.

      Executive, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company, its affiliates, and each and every one of their respective present and former directors, officers, employees, agents, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, which Executive now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, that constitute "Employment-Related Claims" or rights and claims Executive has or might have under the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act of 1990, as amended; PROVIDED, HOWEVER, that this release shall not apply to any claims which Executive may have for the payments or provision of the benefits under this Agreement or programs described or referenced in this Agreement, including the Exhibits hereto, and that this release shall not apply to any rights Executive may have to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both Executive and the Company are jointly responsible. For purposes of this Agreement, "Employment -- Related Claims" means all rights and claims Executive has or may have related to his employment by or status as an employee, officer or director of the Company or any of its affiliates or to the termination of that employment or status or to any employment practices and policies of the Company or its affiliates.

      Executive acknowledges and agrees that he has read this release in its entirety and that this release is a general release of all known and unknown claims, including rights and claims arising under ADEA. Executive and the Company further acknowledge and agree that:

      (i) This release does not release, waive or discharge any rights or claims that may arise for actions or omissions which occur after the date of this Agreement;

      (ii) Executive is entering into this Agreement and releasing, waiving and discharging rights or claims only in exchange for consideration which he is not already entitled to receive;

      (iii) Executive has been advised, and is being advised by this release, to consult with an attorney before executing this Agreement;

      (iv) Executive has been advised, and is being advised by this release, that he has up to twenty-one (21) days within which to consider this release; and

      (v) Executive is aware that this release will not become effective or enforceable until seven (7) days following his execution of this Agreement and that he may revoke this release at any time during such period by delivering (or causing to be delivered) to the Company at the address provided in Section 11 hereof written notice of his revocation of this release no later than 5:00 p.m. eastern time on the seventh (7th) full date following his execution of this Agreement.

      5. RELEASE OF EXECUTIVE.

      In consideration of Executive's entering into this Agreement, the Company, for itself, its officers and directors, its affiliates and their respective predecessors, successors and assigns hereby releases and forever discharges Executive and his heirs, personal representatives, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, of whatever kind or nature, in law, equity or otherwise, which the Company or any of said entities now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, including without limitation all rights and claims the Company or any of said entities or any third parties (including officers, directors and employees of the Company or its affiliates) have or might have as a result of Executive's status as an officer, director or employee of the Company or any of said entities or the termination of that status; PROVIDED, HOWEVER, that this release shall not apply to any claims the Company may have which arise out of or relate to the conviction of Executive for the commission of a crime involving dishonesty with respect to the Company, its affiliates or their respective predecessors. As of the date of this Agreement, the Company has no knowledge of any potential claim against Executive arising out of any of the events described above.

      6. INDEMNIFICATION.

      The Company and/or its affiliates shall indemnify and hold harmless Executive, his heirs and his personal representatives to the fullest extent permitted by applicable law, as now or hereafter in effect, with respect to any acts, omissions or events that occurred while Executive was an employee of the Company or any affiliate or served the Company, any affiliate or any other corporation or enterprise of any kind in any capacity at the request of the Company or any affiliate (an "Enterprise"). Without limiting the generality of the foregoing, such indemnification shall include the prompt payment or reimbursement to Executive for (a) all of Executive's reasonable expenses, including attorneys' fees and court costs, actually and reasonably incurred in connection with the defense of any action, suit or proceeding or in connection with any appeal thereof, to which Executive may be a party by reason of any action taken or failure to act under or in connection with his service for the Company, any affiliate or an Enterprise, and (b) all amounts required to be paid in settlement or in satisfaction of a judgment in connection with any such action, suit or proceeding; provided, however, that the Company and any affiliate shall not be required to indemnify or hold harmless Executive, his heirs or personal representatives in any matter whatsoever in the event and to the extent that there is a final and nonappealable judgment by a court of competent jurisdiction that the liability incurred by Executive resulted from his gross negligence, fraud or willful malfeasance.

      7. GROSS-UP PAYMENT.

      In the event that any payments or benefits (the "Severance Payments") provided for in this Agreement (including, but not limited to, the rights provided under Section 2(b)) are subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income taxes and Excise Tax (including interest and penalties) upon the pay-ment provided for in this Section 7, shall be equal to the Severance Payments. The determination whether any payments made pursuant to this Agreement are subject to the Excise Tax shall be based on the opinion of tax counsel selected by the Executive and reasonably acceptable to the Company. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of income taxation applicable to any individual residing in the jurisdiction in which the Executive resides in the calendar year in which the Gross-Up Payment is to be made. In the event that the Excise Tax is subsequently determined to be less than the amount initially determined hereunder, the Executive shall promptly repay to the Company the portion of the Gross-Up Payment attributable to such reduction. In the event that the Excise Tax is subsequently determined to exceed the amount initially determined hereunder, the Company shall promptly make an additional Gross-Up Payment in respect of such excess.

      8. CONFIDENTIALITY.

      (a) For the period during which this Agreement has not been publicly disclosed by the Company, Executive hereby covenants and agrees to keep in full confidence all information concerning this Agreement except (i) to the extent disclosure is or may be required by a statute (or regulation thereunder), by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (ii) to the extent disclosure to Executive's legal counsel and personal financial advisors is reasonably necessary in connection with Executive's consideration of the terms of this Agreement or Executive's personal financial dealings, or (iii) to members of his immediate family.

      (b) The Company hereby covenants and agrees to keep in full confidence all information concerning this Agreement except (i) to the extent disclosure is or may be required by a statute (or regulation thereunder), by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Company to divulge, disclose or make accessible such information, (ii) to the extent disclosure to the Company's legal counsel and auditors is reasonably necessary or (iii) to those persons within the Company, who as reasonably determined by the Company, must know about it in carrying out their duties.

      (c) Executive and the Company acknowledge and agree that each shall be entitled to enforce specifically the covenants in this Section 8 by seeking an injunction to prevent violation thereof in addition to any other remedies available at law or in equity.

      9. MUTUAL NONDISPARAGEMENT.

      Executive shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame the Company or any of its affiliates or any of their respective directors or officers. The Company shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame Executive's reputation. Notwithstanding the foregoing, nothing in this
Section 9 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction.

      10. ARBITRATION; EQUITABLE RELIEF.

      Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in New York, New York, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the arbitration or litigation, including, without limitation, his or its attorneys' fees. Nothing herein shall prevent either party from seeking equitable relief in court in connection with any breach or proposed breach of the provisions of Sections 8 and 9. For the purpose of any such equitable relief, the parties hereby submit to the exclusive jurisdiction of the courts of the state of New York and the federal courts of the United States of America located in such state and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for such equitable relief, that he or it is not subject thereto. The parties agree that service of process in such action, suit or proceeding shall be deemed in every respect effective service of process upon him or it if given in the manner set forth in Section 11, or if effected by any legally permitted method of service.

      11. NOTICES.

      All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed effected when delivered by messenger or overnight courier or by registered mail, return receipt requested, to the party to whom such notice is being given as follows:

      To the Company at:        One Greenwich Plaza
                                Greenwich, CT  06836-2568
                                Attention:  General Counsel

      To Executive at:          29 Old Stone Bridge Road
                                Cos Cob, CT  06807
or such other address as may be stated in notice given as hereinbefore provided. Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

      12. ENTIRE AGREEMENT.

      This Agreement, together with the attachments to it, the agreements, plans, contracts, documents and programs described or referenced herein, and the Consulting Agreement between the Company and Executive effective as of July 1, 1999, constitutes the entire agreement between the Company and Executive, and supersedes and invalidates any previous agreements or contracts not so described or referenced herein, including, without limitation, the Employment Agreement, such that the Company shall have no further liability or responsibility under the Employment Agreement. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.

      13. MISCELLANEOUS.

      This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. As used in this Agreement, the term "affiliate" means a corporation which is a member of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code) as the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time. The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      14. COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

                               NAC RE CORPORATION


                               By:
                                   ---------------------------------------------


                               NAC REINSURANCE CORPORATION


                               By:
                                   ---------------------------------------------


                               -------------------------------------------------
                                            Ronald L. Bornhuetter

                                    EXHIBIT A

                     STATUS OF RONALD BORNHUETTER'S OPTIONS
 (ASSUMING RETIREMENT AND TERMINATION UPON THE CHANGE IN CONTROL ("CC") 6/30/99
                   CONVERTED TO OPTIONS TO PURCHASE XL SHARES)


---------------------- --------------------------- --------------------------- --------------------------
                                                                                       LAST DATE
        DATE                   XL SHARES                      PLAN                    TO EXERCISE
---------------------- --------------------------- --------------------------- --------------------------
        9/88                       154,406                 1989 Plan                    6/30/00
        12/90                       21,960                 1989 Plan                    6/30/00
        9/91                        19,215                 1989 Plan                    6/30/00
        3/92                        22,875                 1989 Plan                    6/30/00
        9/92                        19,215                 1989 Plan                    6/30/00
---------------------- --------------------------- --------------------------- --------------------------
        9/93                        29,280                 1993 Plan                    9/7/031
        8/94                        10,522                 1993 Plan                    6/30/04
        9/95                        34,312                 1993 Plan                    6/30/04
        9/96                        22,875                 1993 Plan                    6/30/04
        10/96                       60,390                 1993 Plan                    6/30/04
        10/96                       31,110                 1993 Plan                    6/30/04
---------------------- --------------------------- --------------------------- --------------------------
        6/97                        31,110                 1997 Plan                    6/30/04
        6/98                        31,110                 1997 Plan                    6/30/04
---------------------- --------------------------- --------------------------- --------------------------




----------
1        Exercisable no later than option expiration date

                                    EXHIBIT B


RONALD BORNHUETTER


               BENEFIT PLAN                                       CONTINUING BENEFITS
----------------------------------------------   -----------------------------------------------------
401(k) Employee Savings Plan                     Basic match ceases June 30, 1999;
                                                 1999 discretionary match to be contributed March 31,
                                                 2000

Non-qualified Excess Saving Plan                 Basic match ceases June 30, 1999;
                                                 1999 discretionary match to be accrued March 31, 2000

Pension - NAC Re Corp. Retirement Program        Payments of $41,364 per year, commencing July 1, 1999,
                                                 assuming 50% joint and survivor annuity benefit

        - NAC Re Corp. Benefits Equalization     Payments of $173,352 per year, commencing July 1,
                                                 1999, assuming 50% joint and survivor annuity benefit

Stock Purchase Plan                              Eligibility discontinued.  Refund of $21,250 to be
                                                 paid July 15, 1999

Car lease                                        Lease to be transferred to individual name as of June
                                                 30, 1999